Newmark Group, Inc. Reports Third Quarter 2022 Financial Results 1
NEW YORK - October 28, 2022 - Newmark Group, Inc. (Nasdaq: NMRK) ("Newmark" or "the Company"), a leading full-service commercial real estate business, today reported its financial results for the quarter and nine months ended September 30, 2022 and updated its full year outlook.

Barry M. Gosin, Chief Executive Officer of Newmark, said:[1]
"The rapid rise of global interest rates has materially impacted transaction volumes. We do not expect volumes to rebound until interest and capitalization rates stabilize and the strong fundamentals of commercial real estate reemerge. While we anticipate lower volumes well into next year, we expect to continue generating solid Adjusted EBITDA and cash flow due to our diversified revenue streams and variable cost structure.
"Newmark again generated double-digit fee growth from our recurring revenue businesses, which we expect to grow throughout the cycle. With over $410 billion of global institutional real-estate focused capital waiting to be deployed and $2.5 trillion of commercial and multifamily debt maturing over the next five years, we expect industry volumes to bounce back relatively quickly once interest rates are no longer rising and have stabilized.
"Our meaningful scale, low leverage, and strong cash flow, together with our $600 million undrawn revolving credit facility, position us to invest in growth across our diverse business lines and geographies as we execute our 2025 plan. Given the tremendous white space on our global map, we expect to have many opportunities to further expand Newmark's platform as the industry consolidates around well capitalized full service providers".

SELECT RESULTS COMPARED WITH THE YEAR-EARLIER PERIOD2

Highlights of Consolidated Results (USD millions, except per share data)	3Q22	3Q21	Change	YTD 22	YTD 21	Change
Revenues	$664.6	$788.1	(15.7)%	$2,098.2	$1,922.0	9.2%
GAAP income before income taxes and noncontrolling interests ("GAAP pre-tax income")	51.2	217.1	(76.4)%	136.1	999.6	(86.4)%
GAAP pre-tax income excluding other income and the 2021 Equity Event	51.3	130.3	(60.6)%	237.6	256.8	(7.5)%
GAAP net income per fully diluted share	$0.15	$0.63	(76.2)%	$0.41	$3.06	(86.6)%
Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	105.8	160.6	(34.2)%	356.9	327.8	8.9%
Adjusted EBITDA ("AEBITDA")	122.5	174.5	(29.8)%	408.5	372.1	9.8%
Post-tax Adjusted Earnings per share ("Adjusted EPS")	$0.35	$0.50	(30.0)%	$1.16	$1.00	16.0%
THIRD QUARTER 2022 HIGHLIGHTS3
–10.8% increase in recurring fee revenues from management services, servicing fees, and other.
–Gained further market share in U.S. investment sales, ranking number three year-to-date by RCA, up from number four in 2021.
–Repurchased 10.1 million shares during the quarter, reducing fully diluted weighted-average share count by 5.6% year-on-year to 243.5 million.
–Maintained low net leverage at 0.5X and have access to an undrawn $600 million revolving credit facility.
ONLINE AVAILABILITY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL TABLES
Newmark's quarterly supplemental Excel tables show revenues, earnings, and other metrics for periods from 2018 through the third quarter of 2022. The Excel tables and the Company’s quarterly financial results presentation are available for download at ir.nmrk.com. These materials include other useful information that may not be contained herein.
DIVIDEND INFORMATION
On October 27, 2022, Newmark's Board of Directors (the "Board") declared a qualified quarterly dividend of $0.03 per share payable on November 30, 2022, to Class A and Class B common stockholders of record as of November 11, 2022. The ex-dividend date will be November 29, 2022.
1 Unless otherwise stated, all financial results and volume figures in the narrative portion of this document compare the third quarter of 2022 with the year-earlier period. See the footnote to "Revenue Detail" table for more information on fee and non-fee revenues. The investible funds figure is from Preqin, while debt maturities are as per Newmark Research and MSCI Real Capital Analytics ("RCA").
2 U.S. Generally Accepted Accounting Principles or “GAAP”. See the sections of this document including “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Net Income Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully diluted weighted-average share count for GAAP and Adjusted Earnings”, “Adjusted EBITDA Defined”, "Liquidity Defined", and “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, including any footnotes to these sections, for the complete and/or updated definitions of these non-GAAP terms and how, when and why management uses them, and the differences between results under GAAP and non-GAAP for the periods discussed herein. For more information about receipt of shares from Nasdaq, Inc. (“Nasdaq”), the Impact of Nasdaq, and the Impact of the 2021 Equity Event, see the section of this document titled "Other Useful Information". Please also see the table towards the end of this document titled "Reconciliation of GAAP pre-tax income to GAAP pre-tax income excluding other income and the 2021 Equity Event".
3 Including no margin pass-through revenues, management services, servicing fees, and other declined by 9.0%.

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REVENUES4

Consolidated Revenues (USD millions)	3Q22	3Q21	Change	YTD 22	YTD 21	Change
Fee management services, servicing fees, and other	$159.1	$143.6	10.8%	$475.6	$367.6	29.4%
Non-fee management services revenue	63.2	100.8	(37.3)%	213.6	284.1	(24.8)%
Management services, servicing fees, and other	222.4	244.5	(9.0)%	689.2	651.7	5.7%
Leasing and other commissions	219.9	231.5	(5.0)%	631.7	563.3	12.1%
Investment sales	131.7	208.8	(36.9)%	492.9	452.6	8.9%
Fee commercial mortgage origination, net	63.2	69.7	(9.3)%	196.1	166.2	18.0%
OMSR revenue	27.4	33.6	(18.6)%	88.4	88.2	0.2%
Commercial mortgage origination, net	90.6	103.3	(12.3)%	284.5	254.4	11.8%
Total revenues	664.6	788.1	(15.7)%	2,098.2	1,922.0	9.2%
Revenues from Fee management services, servicing fees, and other increased by 10.8%, while total revenues for these businesses decreased by 9.0%, due to a decline in non-margin, pass-through revenues. This growth was led by strong improvements from the Company's servicing business, which continues to benefit from rising short-term interest rates, as well as from Newmark's flexible workspace platform and Global Corporate Services. The Company also generated stronger leasing activity in industrial and retail, offset by lower office volumes. Excluding non-cash OMSR revenues, fee revenues for commercial mortgage origination, net, declined by 9.3%. This change reflected improved year-on-year volumes for Fannie Mae originations and mortgage brokerage in office, industrial, and hotel/lodging, offset by reduced activity in other areas.
For the nine months ended September 30, 2022, Newmark increased its investment sales and total debt volumes by 17.1% and 26.5% year-on-year, respectively, outpacing the industry. The Company expects overall U.S. investment sales and debt origination volumes to decline in the fourth quarter of 2022 compared with record industry-wide activity a year earlier.
CONSOLIDATED EXPENSES5

Consolidated Expenses (USD millions)	3Q22	3Q21	Change	YTD 22	YTD 21	Change
Compensation and employee benefits under GAAP	$388.9	$444.4	(12.5)%	$1,198.1	$1,274.9	(6.0)%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	44.1	34.0	29.8%	103.0	315.7	(67.4)%
Non-compensation expenses under GAAP	173.0	186.9	(7.4)%	535.5	493.0	8.6%
Total expenses under GAAP	606.0	665.3	(8.9)%	1,836.6	2,083.7	(11.9)%
Compensation and employee benefits for Adjusted Earnings	388.4	427.9	(9.2)%	1,195.6	1,067.7	12.0%
Non-compensation expenses for Adjusted Earnings	135.9	158.9	(14.4)%	433.7	413.8	4.8%
Total expenses for Adjusted Earnings	524.4	586.8	(10.6)%	1,629.3	1,481.5	10.0%
The change in quarterly expenses reflects lower variable compensation primarily related to decreased commission-based revenues. Newmark's GAAP compensation expense in the year earlier periods included $16.0 million and $444.6 million, respectively, of tax deductible GAAP compensation charges with respect to the 2021 Equity Event. Approximately 70% of the Company's total expenses for Adjusted Earnings are variable, as discussed in the accompanying investor presentation.
4 The Company’s total revenues under GAAP include no margin, pass-through management services revenues (which equal their related expenses) and revenues related to originated mortgage servicing rights (“OMSRs”). Newmark may refer to these two items together as “non-fee revenue”, and the remainder of its top line as "fee revenues". In the third quarter of 2022, fee revenues declined by 12.2% to $574.0 million versus $653.6 million, while non-fee revenues were down by 32.6% to $90.6 million compared with $134.5 million. Year to date, fee revenues increased by 15.9% to $1,796.3 million versus $1,549.6 million, while non-fee revenues were down by 18.9% to $302.0 million compared with $372.3 million. Additional details on current and historical amounts for fee and non-fee revenues and a comparison to total revenues are available in the Company's quarterly supplemental Excel tables. For a discussion of a recast of various revenue items, and for more information on industry volumes, please see the section of this document titled "Other Useful Information." "Servicing and other revenues" include servicing fees, interest income on loans held for sale, escrow interest, and yield maintenance fees, all of which are part of Newmark's GSE/FHA origination business.
5 Please see “Non-GAAP Financial Measures” for information on how non-cash GAAP gains attributable to OMSRs and GAAP amortization of mortgage servicing rights (“MSRs”) affect non-GAAP results.

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OTHER INCOME

Other Income (USD millions)	3Q22	3Q21	Change	YTD 22	YTD 21	Change
Nasdaq Impact	$—	$74.9	(100.0)%	$(87.4)	$1,157.0	(107.6)%
Mark-to-market gains (losses) on non-marketable investments, net	—	—	NMF	(13.9)	2.5	(656.0)%
Other items, net	(0.1)	27.8	(100.4)%	(0.1)	27.8	(100.4)%
Other income (loss), net under GAAP	(0.1)	102.7	(100.1)%	(101.4)	1,187.3	(108.5)%
Exclude:
Nasdaq Impact	—	(73.4)	100.0%	87.6	(1,155.5)	107.6%
Mark-to-market (gains) losses on non-marketable investments, net	—	—	NMF	13.9	(2.5)	656.0%
Other items, net	0.3	(27.8)	101.1%	0.3	(27.8)	101.1%
Other income (loss), net for Pre-tax Adjusted Earnings and Adjusted EBITDA	0.2	1.5	(86.7)%	0.3	1.5	(80.0)%
Newmark's "Other income (loss), net" under GAAP includes gains and losses related to the Nasdaq shares the Company received in 2021, equity method investments that represent Newmark's pro rata share of the net gains (losses) on investments, and mark-to-market gains or losses on non-marketable investments. "Other income (loss), net for Pre-tax Adjusted Earnings and Adjusted EBITDA" excludes these items. The main difference between the two measures of "other income (loss)" relate to GAAP realized and unrealized gains with respect to Nasdaq shares, as discussed later under "Other Useful Information." In addition, the Company recorded a net total of $(13.9) million of mark-to- market gains (losses) on non-marketable investments in the first nine months of 2022 compared with $2.5 million a year earlier. Newmark also recorded a $27.8 million GAAP non-cash gain related to the acquisition of Deskeo in the third quarter of 2021.
TAXES AND NONCONTROLLING INTEREST

Taxes And Noncontrolling Interest (USD millions)	3Q22	3Q21	Change	YTD 22	YTD 21	Change
GAAP provision for income taxes	$13.3	$53.8	(75.3)%	$35.7	$206.6	(82.7)%
Provision for income taxes for Adjusted Earnings	20.1	30.5	(34.1)%	67.8	59.1	14.7%
Net income attributable to noncontrolling interests for GAAP	9.9	34.7	(71.3)%	23.6	191.6	(87.7)%
Net income attributable to noncontrolling interests for Adjusted Earnings	0.6	1.0	(33.5)%	0.6	2.4	(76.3)%
Taxes and net income attributable to noncontrolling interests generally move in tandem with the Company's earnings.
CONSOLIDATED SHARE COUNT6

Consolidated Share Count (shares in millions)	3Q22	3Q21	Change	YTD 22	YTD 21	Change
Fully diluted weighted-average share count under GAAP	243.5	205.3	18.6%	248.1	194.3	27.7%
Fully diluted weighted-average share count for Adjusted Earnings	243.5	257.8	(5.6)%	248.1	267.3	(7.2)%
Fully diluted period-end share count	237.3	252.9	(6.2)%	237.3	252.9	(6.2)%
Newmark's repurchases from January 1 through September 30, 2022 are summarized below. As of quarter end, Newmark had $146.9 million remaining under its $400.0 million share repurchase and unit redemption authorization.

Fully Diluted Share Count Reduction	1Q22	2Q22	3Q22	YTD 22
Share and/or units repurchased or redeemed (in millions)	1.7	11.4	10.1	23.2
Average price per share/unit	$18.35	$12.75	$10.35	$12.10
6 "Spot” may be used interchangeably with the end-of-period share count. Newmark's fully diluted period-end share count for Adjusted Earnings as of September 30, 2022, included 199.5 million Class A common shares, 21.3 million Class B common shares, (49.0) million of treasury stock, 61.9 million limited partnership units and 3.6 million of other share equivalents. Newmark's fully diluted period-end share count for Adjusted Earnings as of September 30, 2021, included 190.7 million Class A common shares, 21.3 million Class B common shares, (16.3) million of treasury stock, 51.4 million limited partnership units and 5.9 million of other share equivalents. Newmark's fully diluted share count moves in tandem with its stock price over a given period, all else equal, due to the treatment of RSUs under the treasury stock method. In addition, the fully diluted weighted-average share count under GAAP may differ in certain periods from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution, which also impacts GAAP net income for fully diluted shares.

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SELECT BALANCE SHEET DATA7

Select Balance Sheet Data (USD millions)	September 30, 2022	December 31, 2021
Cash and cash equivalents	$229.7	$191.3
Liquidity	230.7	566.9
Long-term debt	547.1	545.2
Total Equity	1,501.1	1,685.1
The changes in Newmark's cash and liquidity since the end of 2021 reflect cash generated by the business in the first nine months of 2022, offset by the purchase or redemption of 23.2 million Newmark shares or units for $281.2 million, cash used for acquisitions, and normal uses of working capital. The Company's liquidity was also affected by the decline in value of the Nasdaq stock held as of year-end 2021 and its subsequent sale. Newmark expects to use its cash and cash equivalents, $600 million undrawn credit facility, and cash generation to invest in growth and to return capital to shareholders, while continuing to operate with investment-grade credit metrics.
UPDATED OUTLOOK FOR 2022
The Company updated its full-year guidance for total revenues and Adjusted EBITDA, as shown below. This update primarily reflects the expected significant year-on-year decline in industry-wide capital markets transactions volumes in the second half of 2022.

Metric (in millions, except tax rate)	Year-earlier Actual	Guidance	Change YoY	Prior Outlook
FY22 Total Revenues	$2,906.4	$2,700 - $2,800	(7% - 4%)	3% - 7%
FY22 Adjusted EBITDA	$597.5	$500 - $550	(16% - 8%)	4% - 9%
FY22 Adjusted Earnings Tax Rate	18.9%	~19%	N/A	17% - 19%
FY22 Fully Diluted Weighted Average Share Count for Adjusted Earnings	264.0		(6% - 7%)	(4% - 5%)
The Company's outlook excludes the potential impact of additional share repurchases, as well as any material future acquisitions, and is subject to change based on various macroeconomic, social, political, and other factors, including the COVID-19 pandemic.
CONFERENCE CALL AND INVESTOR PRESENTATION
Newmark will host a conference call at 10:00 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company's Non-GAAP results, is expected to be accessible via the following sites:
http://ir.nmrk.com or https://www.webcast-eqs.com/newmarkgroup20221028.
A webcast replay of the conference call is expected to be accessible at the same websites within 24 hours of the live call and will be available for 365 days following the call. The Company highly recommends that investors use the webcast to access the call to avoid experiencing extended wait times via the dial-in phone numbers. Participants who cannot access the webcast are strongly encouraged to pre-register to gain immediate access to the call and bypass the live operator. Pre-registration may be completed at any time by accessing the pre-registration link on Newmark's Investor Relations website, or by navigating to:
http://services.incommconferencing.com/DiamondPassRegistration/register?confirmationNumber=13733896&linkSecurityString=132841ab38
After pre-registering, you will receive your access details via email. Participants who have not pre-registered may join the call using the following information. Please note that those who do not pre-register may experience greater than normal wait times before being able to join the live call.
LIVE CONFERENCE CALL DETAILS

Date – Start Time:	10/28/2022 at 10:00 a.m. ET
U.S. Toll Free / Local:	877-407-0312
All Other Locations:	1-201-389-0899
7 “Total equity” in this table is the sum of “redeemable partnership interests,” “noncontrolling interests” and “total stockholders' equity”. “Long-term debt” in this table excludes “Warehouse facilities collateralized by U.S. Government Sponsored Enterprises”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale, at fair value” on the balance sheet. These loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group. “Liquidity”, when shown, excludes marketable securities that have been financed. See the section titled “Liquidity Defined” and the related reconciliation tables later in this document. "Net debt", when used, is defined as total debt, net of cash or, if applicable, total liquidity, while "net leverage", when used, equals net debt divided by trailing twelve month Adjusted EBITDA.

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REPLAY

Expected Available From – To:	10/28/2022 at 1:00 p.m. ET – 11/4/2022 at 11:59 p.m. ET
U.S. Toll Free / Local:	877-660-6853
All Other Locations:	1-201-612-7415
Conference ID:	13733896
DISCUSSION OF CERTAIN FINANCIAL RESULTS
Newmark's "Other income (loss), net" under GAAP reflects certain items that are not related to the Company's ordinary and ongoing operations. These included gains and losses related to the Nasdaq stock it held in 2021 and the sold in first quarter of 2022, for which it recorded a GAAP loss of $87.4 million for the nine months ended September 30, 2022. Newmark recorded GAAP gains of $74.9 million and $1,157.0 million, respectively, related to these shares for the three and nine months ended September 30, 2021. In the same respective periods, Newmark recognized $16.0 million and $444.6 million of tax deductible GAAP compensation charges with respect to the 2021 Equity Event. The Company also recorded $27.8 million of non-cash GAAP "other income" related to the acquisition of Deskeo in the third quarter of 2021. But for the impact of GAAP "other income", the Company's GAAP pre-tax income would have declined in the third quarter and first nine months of 2022 by 60.6% and 7.5%, respectively. In addition, the year-on-year changes in GAAP net income reflect other items that are excluded from non-GAAP earnings measures, including as detailed under "Consolidated Expenses" and in the reconciliation tables later in this document.
OTHER USEFUL INFORMATION
Recent Acquisitions
Newmark acquired three companies in the first nine months of 2022. For more information, please see the Company's Investor Relations website or the "Media" section of its main website for the press releases titled "Newmark Acquires Esteemed Boston-Based Firm McCall & Almy", "Newmark Acquires Premier London Capital Markets and Leasing Real Estate Advisory Firm, BH2" and "Newmark Acquires Renowned North American Retail Advisory Business, Open Realty".
The Impact of Nasdaq
The receipt of shares from Nasdaq may also be referred to as the “Earn-out”. In the second quarter of 2021, Newmark recorded a gain of $1,093.9 million related to the final Earn-out, based on the June 30, 2021, closing price of $175.80. Between that date and March 31, 2022, the Company sold 100% of these shares, which contributed to gains in the second through fourth quarters of 2021 and a loss in the first quarter of 2022, all recorded as part of GAAP other income or loss. In aggregate, Newmark sold its Nasdaq stock over this timeframe for the effective price of $180.66 per share, resulting in cumulative proceeds of $1,124.1 million and an additional net gain of $30.2 million.8
For additional information about the Earn-out and related monetization transactions (the “Nasdaq Forwards”), which were a component of GAAP other income for certain periods from the third quarter of 2017 through the first quarter of 2022, see the sections of the Company’s most recent SEC filings on Form 10-Q or Form 10-K titled “Nasdaq Monetization Transactions” and “Exchangeable Preferred Partnership Units and Forward Contract”, as well as any updates regarding these topics in subsequent SEC filings. For the definition of the "Impact of Nasdaq", see the section of this document called "Calculation of Other (income) losses for Adjusted Earnings and Adjusted EBITDA (Beginning in Third Quarter 2021, as Updated)" under “Non-GAAP Financial Measures”.
The 2021 Equity Event
The "Impact the 2021 Equity Event" is defined in the section of this document called "Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA (Beginning in Third Quarter 2021, as Updated)" under “Non-GAAP Financial Measures”. For additional details on how the 2021 Equity Event impacted share count and GAAP expenses, see the section of the Company's second quarter 2021 financial results press release titled "Additional Details About the Impact of Nasdaq and the 2021 Equity Event" and the related SEC filing on Form 8-K, as well as any subsequent disclosures in filings on Forms 10-Q and/or 10-K.
Revenue and Non-GAAP Earnings Recast
Beginning with the first quarter of 2022, the Company adjusted its line items under "Revenue Detail". "Gains from mortgage banking activities/origination, net" has been combined with commercial mortgage brokerage revenues as "Commercial mortgage origination, net", while "Investment sales" is a stand-alone line-item. This change in presentation had no impact on any period's consolidated revenues or earnings. Since the second quarter of 2021, Newmark has reported Adjusted Earnings and Adjusted EBITDA excluding the Impact of Nasdaq and the 2021 Equity Event. Figures for these items in prior periods under their current and former presentations are contained in the Excel supplements on Newmark's Investor Relations website.
Beginning with the first quarter of 2022, the Company has reclassified an immaterial amount of revenues related to its flexible
8 The effective price per share of Nasdaq is: (a) the sum of all realized gains related to the 6,222,340 shares from June 30, 2021, through March 31, 2022, divided by (b) that number of shares. These realized gains include all proceeds related to open market sales, hedging transactions, and dividends paid to Nasdaq stockholders. The numerator used to calculate the effective price also reflects the 944,329 shares the Company used to settle the 2021 and 2022 Nasdaq Forwards, based on a price of $176.36 per share. Excluding these 944,329 shares, the effective price was $181.43 per share. All Nasdaq closing prices are nominal as of those dates and not adjusted for any subsequent dividends. Please see the slide titled "Cumulative Nasdaq GAAP Gains from June 30, 2021 through Q20222" in Newmark's first quarter 2022 Financial Results presentation on its investor relations website for further details.

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workspace business as fee revenues from non-fee revenues for all periods from April 1, 2021, onwards, as shown in the same supplemental Excel tables.
Industry Volumes
Newmark’s investment sales figures include investment sales and equity advisory transactions, while mortgage brokerage figures include the Company’s debt placement transactions, all measured in notional terms. Investment sales and mortgage brokerage may together be referred to as "capital markets". Fannie Mae and Freddie Mac together are also called the "GSEs", while the Federal Housing Administration is also called the "FHA." Newmark's mortgage brokerage and GSE/FHA originations together are "total debt".
The Company calculates its notional origination volumes based on when loans are rate locked, which is consistent with how certain revenues are recorded as part of "Commercial mortgage origination, net”. The Company’s mix of GSE/FHA originations, and therefore revenues, can vary depending on the size of loans, as well by the categories of loans with respect to the FHA, Freddie Mac, and different Fannie Mae structures. The notional volumes reported by the GSEs are based on when loans are sold and/or securitized, and typically lag those reported by Newmark or estimates from the Mortgage Bankers’ Association ("MBA") by 30 to 45 days. Newmark calculates its GSE market share based on delivery for enhanced comparability.
In the third quarter of 2022, Newmark's investment sales and total debt volumes were down year-on-year by 35.7% and 1.2%, respectively . In the first nine months of 2022, Newmark's investment sales and total debt volumes were up year-on-year by 17.1% and 26.5%, respectively. In the fourth quarter of 2021, the Company's investment sales and total debt volumes were up 61.7% and 141.1%, respectively to record amounts.
Any overall industry investment sales market share and volume data discussed herein are preliminary and from RCA and Newmark Research, while any GSE data is from Fannie Mae, Freddie Mac, the MBA, and/or Newmark Research. Any other U.S. industry debt volumes are based on the MBA commercial/multifamily origination index or the "MBA Commercial Real Estate Finance (CREF) Forecast", unless otherwise noted. RCA's preliminary third quarter 2022 U.S. investment sales figures indicate that industry volumes were down by approximately 21% year-on-year, or lower by 24% for single assets. For the nine months ended September 30, 2022, RCA states that U.S. investment sales volumes increased by approximately 16% year-on-year, or by 15% for single assets. RCA also reports that U.S. investment sales notional volumes increased by 120% year-over year to record amounts in the fourth quarter of 2021.
According to the MBA, commercial and multifamily lending increased in the U.S. by 79% in the fourth quarter of 2021 to an all-time high. The MBA's most recent forecast is for the notional dollar volume of all commercial and multifamily lending to decrease in the U.S. by 14% in 2022 versus 2021. Because the MBA index was up by 39% year-on-year in the first half of 2022, this implies that U.S. industry lending volumes could decline by approximately 35-40% year-over-year in the second half of 2022.9
Please see the accompanying supplemental excel tables and quarterly results presentation on the Company's investor relations website for more information with respect to volumes for Newmark and the industry.
Other Items
Throughout this press release, certain other reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Unless otherwise stated, any such changes would have had no impact on consolidated total revenues or earnings under GAAP or for Adjusted Earnings, all else being equal. Certain numbers in the tables or elsewhere throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes. Decreases in losses may be shown as positive percentage changes in the financial tables. Changes from negative figures to positive figures may be calculated using absolute values, resulting in positive percentage changes in the tables.
9 Newmark Research calculations based on MBA data.

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NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	September 30,	December 31,
	2022	2021
Assets
Current Assets:
Cash and cash equivalents	$229,673	$191,332
Restricted cash	77,865	75,168
Marketable securities	1,031	524,569
Loans held for sale, at fair value	980,859	1,072,479
Receivables, net	507,776	569,206
Receivables from related parties	—	8,262
Other current assets	235,581	83,337
Total current assets	2,032,785	2,524,353
Goodwill	698,682	657,131
Mortgage servicing rights, net	565,960	550,302
Loans, forgivable loans and other receivables from employees and partners, net	492,962	453,345
Right-of-use assets	612,693	606,634
Fixed assets, net	148,544	135,756
Other intangible assets, net	83,328	76,199
Other assets	105,747	212,481
Total assets	$4,740,701	$5,216,201

Liabilities and Equity:
Current Liabilities:
Warehouse facilities collateralized by U.S. Government Sponsored Enterprises	$1,016,352	$1,050,693
Accrued compensation	379,011	462,533
Accounts payable, accrued expenses and other liabilities	469,987	528,746
Repurchase agreements and securities loaned	—	140,007
Payables to related parties	11,970	10,762
Total current liabilities	1,877,320	2,192,741
Long-term debt	547,141	545,239
Right-of-use liabilities	597,107	586,069
Other long-term liabilities	218,065	207,012
Total liabilities	$3,239,633	$3,531,061

Equity:
Total equity (1)	1,501,068	1,685,140
Total liabilities and equity	$4,740,701	$5,216,201

(1) Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity."

7

NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues:	2022	2021	2022	2021
Management services, servicing fees and other	$222,379	$244,469	$689,183	$651,729
Leasing and other commissions	219,903	231,532	631,681	563,311
Investment sales	131,731	208,786	492,898	452,565
Commercial mortgage origination, net	90,633	103,338	284,483	254,372
Total revenues	664,646	788,125	2,098,245	1,921,977

Expenses:
Compensation and employee benefits	388,903	444,408	1,198,104	1,274,879
Equity-based compensation and allocations of net income to limited partnership units and FPUs	44,088	33,963	102,974	315,743
Total compensation and employee benefits	432,991	478,371	1,301,078	1,590,622
Operating, administrative and other	121,382	152,363	395,882	394,546
Fees to related parties	7,301	5,664	20,878	17,696
Depreciation and amortization	44,359	28,883	118,758	80,804
Total non-compensation expenses	173,042	186,910	535,518	493,046
Total operating expenses	606,033	665,281	1,836,596	2,083,668

Other income, net:
Other income (loss), net	(128)	102,720	(101,432)	1,187,322
Total other income (loss), net	(128)	102,720	(101,432)	1,187,322

Income from operations	58,485	225,564	160,217	1,025,631
Interest expense, net	(7,281)	(8,498)	(24,074)	(26,034)
Income before income taxes and noncontrolling interests	51,204	217,066	136,143	999,597
Provision for income taxes	13,294	53,811	35,723	206,572
Consolidated net income	37,910	163,255	100,420	793,025

Less: Net income attributable to noncontrolling interests	9,946	34,707	23,572	191,627

Net income available to common stockholders	$27,964	$128,548	$76,848	$601,398

Per share data:
Basic earnings per share
Net income available to common stockholders (1)	$27,964	$128,549	$76,848	$595,198
Basic earnings per share	$0.16	$0.64	$0.42	$3.14
Basic weighted-average shares of common stock outstanding	177,231	199,413	183,311	189,317

Fully diluted earnings per share
Net income for fully diluted shares (1)	$37,674	$128,549	$100,483	$595,198
Fully diluted earnings per share	$0.15	$0.63	$0.41	$3.06
Fully diluted weighted-average shares of common stock outstanding	243,469	205,281	248,067	194,320

Dividends declared per share of common stock	$0.03	$0.01	$0.09	$0.03
Dividends paid per share of common stock	$0.03	$0.01	$0.07	$0.03

(1) Includes a reduction for dividends on preferred stock or EPUs in the amount of $0.0 million and $6.2 million for the three and nine months ended September 30, 2021, respectively. (See Note 1 — “Organization and Basis of Presentation” in the Company's most recently filed Form 10-Q or Form 10-K)

8

NEWMARK GROUP, INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net cash (used in) provided by operating activities	$(74,299)	$(1,111,699)	$264,735	$(326,557)
Net cash (used in) provided by investing activities	(22,518)	438,208	330,803	423,988
Net cash (used in) provided by financing activities	49,193	681,049	(554,500)	(110,625)
Net (decrease) increase in cash and cash equivalents and restricted cash	(47,624)	7,558	41,038	(13,194)
Cash and cash equivalents and restricted cash at beginning of period	355,162	237,647	266,500	258,399
Cash and cash equivalents and restricted cash at end of period	$307,538	$245,205	$307,538	$245,205

Net cash provided by operating activities excluding loan originations and sales	$105,465	$(327,498)	$209,386	$(213,170)

For the three and nine months ended September 30, 2021, Net cash provided by (used in) operating activities reflected $484.4 million of cash used with respect to the 2021 Equity Event. Of this amount, $203.4 million related to the 16.3 million reduction in fully diluted shares, and $280.9 million related to amounts paid on behalf of, or to partners for withholding taxes related to unit exchanges and/or redemptions, cash paid for redemption of HDUs, and other items. But for these uses of cash, net cash provided by operating activities excluding loan originations and sales would have been $156.9 million and $271.2 million, in these respective periods.

The Condensed Consolidated Statements of Cash Flows are presented in summarized form. For complete Condensed Consolidated Statements of Cash Flows, please refer to Newmark's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2022, to be filed with the Securities and Exchange Commission in the near future.

9

NON-GAAP FINANCIAL MEASURES
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Non-GAAP financial measures used by the Company include "Adjusted Earnings before noncontrolling interests and taxes", which is used interchangeably with "pre-tax Adjusted Earnings"; "Post-tax Adjusted Earnings to fully diluted shareholders", which is used interchangeably with "post-tax Adjusted Earnings"; "Adjusted EBITDA"; and "Liquidity". The definitions of these terms are below.
ADJUSTED EARNINGS DEFINED
Newmark uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.
As compared with “Income (loss) before income taxes and noncontrolling interests” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of Newmark. Adjusted Earnings is calculated by taking the most comparable GAAP measures and making adjustments for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
CALCULATIONS OF COMPENSATION ADJUSTMENTS FOR ADJUSTED EARNINGS AND ADJUSTED EBITDA
Treatment of Equity-Based Compensation under Adjusted Earnings and Adjusted EBITDA
The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
–Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.
–Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. This is an acceptable alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.
–GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.
–Charges related to amortization of RSUs and limited partnership units.
–Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
–Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.
The amount of certain quarterly equity-based compensation charges is based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes”.
Virtually all of Newmark’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark’s fully diluted shares are owned by its executives, partners, and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and growth.
All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, certain HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter

10

after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on Newmark’s calculation of Adjusted Earnings per fully diluted share.
Certain Other Compensation-Related Items under Adjusted Earnings and Adjusted EBITDA
Newmark also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period from its calculation of Adjusted Earnings and Adjusted EBITDA. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.
The Company also excludes compensation charges related to non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as “OMSRs”) because these gains are also excluded from Adjusted Earnings and Adjusted EBITDA.
Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA (Beginning in Third Quarter 2021, as Updated)
Newmark does not view the GAAP compensation charges related to 2021 Equity Event that were not equity-based compensation as being reflective of its ongoing operations (the "Impact of the 2021 Equity Event"). These consisted of charges relating to cash paid to independent contractors for their withholding taxes and the cash redemption of HDUs. These were recorded as expenses based on Newmark's previous non-GAAP results, but were excluded in the recast non-GAAP results beginning in the third quarter of 2021 for the following reasons:
–But for the 2021 Equity Event, the items comprising such charges would have otherwise been settled in shares and been recorded as equity-based compensation in future periods, as is the Company's normal practice. Had this occurred, such amounts would have been excluded from Adjusted Earnings and Adjusted EBITDA and would also have resulted in higher fully diluted share counts, all else equal.
–Newmark views the fully diluted share count reduction related to the 2021 Equity Event to be economically similar to the common practice among public companies of issuing the net amount of common shares to employees for their vested stock-based compensation, selling a portion of the gross shares pay applicable withholding taxes, and separately making open market repurchases of common shares.
–There was nothing comparable to the 2021 Equity Event in 2020 and nothing similar is currently contemplated after 2021. Accordingly, the only prior period recast with respect to the 2021 Equity Event was the second quarter of 2021.
Calculation of Non-Compensation Expense Adjustments for Adjusted Earnings
Newmark’s calculation of pre-tax Adjusted Earnings excludes non-cash GAAP charges related to the following:
–Amortization of intangibles with respect to acquisitions.
–Amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings and Adjusted EBITDA in future periods.
–Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.
Non-Cash Adjustment for Originated Mortgage Servicing Rights Revenue for Adjusted Earnings
Newmark's calculation of pre-tax Adjusted Earnings excludes non-cash GAAP gains attributable to OMSRs. Beginning in the fourth quarter of 2020, OMSRs are no longer included in non-compensation adjustments for Adjusted Earnings but instead shown as a separate line item in the Company's “Reconciliation of GAAP Net Income Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”. This presentation has no impact on previously reported Adjusted Earnings.
Calculation of Other (income) losses for Adjusted Earnings and Adjusted EBITDA (Beginning in Third Quarter 2021, as Updated)
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:
–Unusual, one-time, non-ordinary or non-recurring gains or losses.
–Non-cash GAAP asset impairment charges.
–The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the variable share forward agreements with respect to Newmark’s receipt of the Nasdaq payments in 2021 and 2022 and the 2020 Nasdaq payment (the “Nasdaq Forwards”).

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–Mark-to-market adjustments for non-marketable investments.
–Certain other non-cash, non-dilutive, and/or non-economic items.
Due to the sale of Nasdaq’s U.S. fixed income business in the second quarter of 2021, the Nasdaq Earn-out and related Forward settlements were accelerated, less certain previously disclosed adjustments. Because these shares were originally expected to be received over a 15 year period ending in 2027, the Earn-out had been included in calculations of Adjusted Earnings and Adjusted EBITDA under Newmark's previous non-GAAP methodology. Due to the acceleration of the Earn-out and the Nasdaq Forwards, the Company now views results excluding certain items related to the Earn-out to be a better reflection of the underlying performance of Newmark’s ongoing operations. Therefore, beginning with the third quarter of 2021, other (income) losses for Adjusted Earnings and Adjusted EBITDA also excludes the impact of the below items. These items may collectively be referred to as the "Impact of Nasdaq".
–Realized gains related to the accelerated receipt on June 25, 2021, of Nasdaq shares.
–Realized gains or losses and unrealized mark-to-market gains or losses with respect to Nasdaq shares received prior to the Earn-out acceleration.
–The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the variable share forward agreements with respect to Newmark’s receipt of the Nasdaq payments in 2021 and 2022 and the 2020 Nasdaq payment (the “Nasdaq Forwards”). This item was historically excluded under the previous non-GAAP definitions.
–Other items related to the Earn-out.
Upon further consideration, Newmark's calculations of non-GAAP “Other income (loss)” will continue to include dividend income on Nasdaq shares, as these dividends contribute to cash flow and are generally correlated to Newmark's interest expense on short term borrowing against such shares. All other things being equal, as Newmark sells Nasdaq shares, both its interest expense and dividend income will decline.
METHODOLOGY FOR CALCULATING ADJUSTED EARNINGS TAXES
Although Adjusted Earnings are calculated on a pre-tax basis, Newmark also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP income before noncontrolling interests and taxes and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to Newmark’s quarterly GAAP income before income taxes and noncontrolling interests. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which Newmark then applies the statutory tax rates to determine its non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.
Newmark incurs income tax expenses based on the location, legal structure, and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100% of earnings were taxed at global corporate rates.
CALCULATIONS OF PRE- AND POST-TAX ADJUSTED EARNINGS PER SHARE
Newmark’s pre-tax Adjusted Earnings and post-tax Adjusted Earnings per share calculations assume either that:

12

–The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
–The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.
The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.
The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table of this document and/or the Company’s most recent financial results press release titled “Fully Diluted Weighted-Average Share Count for GAAP and Adjusted Earnings.”
MANAGEMENT RATIONALE FOR USING ADJUSTED EARNINGS
Newmark’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of Newmark’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within “Distributions to stockholders” and “Earnings distributions to limited partnership interests and noncontrolling interests,” respectively, in our unaudited condensed consolidated statements of cash flows.
The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income to Adjusted Earnings and GAAP Fully Diluted EPS to Post-tax Adjusted EPS”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
ADJUSTED EBITDA DEFINED
Newmark also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted for the following items:
–Net income (loss) attributable to noncontrolling interest.
–Provision (benefit) for income taxes.
–OMSR revenue.
–MSR amortization.
–Compensation charges related to OMSRs.
–Other depreciation and amortization.
–Equity-based compensation and allocations of net income to limited partnership units and FPUs.
–Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans; charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives; and non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.
–Other non-cash, non-dilutive, and/or non-economic items, which may, in certain periods, include the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the variable share forward agreements with respect to Newmark’s receipt of the Nasdaq payments in 2021 and 2022 and the 2020 Nasdaq payment (the “Nasdaq Forwards”), as well as mark-to-market adjustments for non-marketable investments.
–Interest expense.

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Beginning with the third quarter of 2021, calculation of Adjusted EBITDA excludes the Impact of Nasdaq and the Impact of the 2021 Equity Event, (Together, the "Impact of Nasdaq and the 2021 Equity Event") which are defined above.
Newmark’s calculation of Adjusted EBITDA excludes certain items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views excluding these items as a better reflection of the underlying performance Newmark’s ongoing operations. The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating Newmark’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.
Since Newmark’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing Newmark’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income to Adjusted EBITDA”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP EPS.
TIMING OF OUTLOOK FOR CERTAIN GAAP AND NON-GAAP ITEMS
Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:
–Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end.
–Unusual, one-time, non-ordinary, or non-recurring items.
–The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices.
–Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end.
–Acquisitions, dispositions, and/or resolutions of litigation, which are fluid and unpredictable in nature.
LIQUIDITY DEFINED
Newmark may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, marketable securities, and reverse repurchase agreements (if any), less securities lent out in securities loaned transactions and repurchase agreements. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. For more information regarding liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.

14

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EARNINGS
BEFORE NONCONTROLLING INTERESTS AND TAXES AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP net income available to common stockholders	$27,964	$128,548	$76,848	$601,398
Provision for income taxes (1)	13,294	53,811	35,723	206,572
Net income attributable to noncontrolling interests (2)	9,946	34,707	23,572	191,627
GAAP income before income taxes and noncontrolling interests	$51,204	$217,066	$136,143	$999,597

Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (3)	44,088	33,963	102,974	315,743
Other compensation adjustments (4)	469	16,491	2,492	207,141
Total Compensation adjustments	44,557	50,454	105,466	522,884

Non-Compensation adjustments:
Amortization of intangibles (5)	3,471	2,416	10,911	6,503
MSR amortization (6)	28,703	20,103	80,499	57,854
Other non-compensation adjustments (7)	4,929	5,461	10,425	15,014
Total Non-Compensation expense adjustments	37,103	27,980	101,835	79,371

Non-cash adjustment for OMSR revenue (8)	(27,386)	(33,644)	(88,357)	(88,175)

Other (income) loss, net
Other non-cash, non-dilutive, and/or non-economic items and Nasdaq (9)	284	(101,245)	101,779	(1,185,835)
Total Other (income) loss, net	284	(101,245)	101,779	(1,185,835)

Total pre-tax adjustments	54,558	(56,455)	220,723	(671,755)

Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	$105,762	$160,611	$356,866	$327,842

GAAP net income available to common stockholders	$27,964	$128,548	$76,848	$601,398
Allocations of net income to noncontrolling interests (10)	9,308	33,748	23,011	189,261
Total pre-tax adjustments (from above)	54,558	(56,455)	220,723	(671,755)
Income tax adjustment to reflect Adjusted Earnings taxes (1)	(6,815)	23,331	(32,095)	147,546

Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	$85,015	$129,172	$288,486	$266,450
Per Share Data:
GAAP fully diluted earnings per share (11)	0.15	$0.63	$0.41	$3.06

Allocation of net income to noncontrolling interests	0.00	0.00	0.00	(0.01)
Exchangeable preferred limited partnership units non-cash preferred dividends	0.00	0.00	0.00	0.02
Total pre-tax adjustments (from above)	0.22	(0.22)	0.89	(2.51)
Income tax adjustment to reflect adjusted earnings taxes	(0.03)	0.09	(0.13)	0.55
Other	0.01	0.00	(0.01)	(0.12)

Post-tax Adjusted Earnings Per Share ("Adjusted Earnings EPS")	$0.35	$0.50	$1.16	$1.00
Pre-tax adjusted earnings per share	$0.43	$0.62	$1.44	$1.23
Fully diluted weighted-average shares of common stock outstanding	243,469	257,791	248,067	267,268

Notes to the above table:

(1) Newmark’s GAAP provision (benefit) for income taxes is calculated based on an annualized methodology. Newmark includes additional tax-deductible items when calculating the provision (benefit) for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, and certain net-operating loss carryforwards. The adjustment in the tax provision to reflect Adjusted Earnings is shown below (in millions):

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	Three Months Ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
GAAP provision for (benefit from) income taxes	$13.3	$53.8	$35.7	$206.6
Income tax adjustment to reflect Adjusted Earnings	6.8	(23.3)	32.1	(147.5)
Provision for income taxes for Adjusted Earnings	$20.1	$30.5	$67.8	$59.1
(2) Primarily represents Cantor’s pro-rata portion of Newmark's net income and the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.
(3) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in millions):

	Three Months Ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Issuance of common stock and exchangeability expenses	$33.3	$14.4	$69.2	$298.2
Allocations of net income (loss)	5.3	13.2	12.8	38.1
Limited partnership units amortization	0.2	2.3	5.2	(32.1)
RSU Amortization Expense	5.7	4.1	15.8	11.6
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$44.5	$34.0	$103.0	$315.8

(4) Includes compensation expenses related the impact of the 2021 Equity Event of $16.0 million and $203.8 million for the three and nine months ended September 30, 2021, respectively. Also includes compensation expenses related to severance charges as a result of the cost savings initiatives of $0.0 million and $0.2 million for the three months ended September 30, 2022 and 2021, respectively, and $0.0 million and $2.0 million for the nine months ended September 30, 2022 and 2021, respectively. Also includes commission charges related to non-cash GAAP gains attributable to OMSR revenues of $0.5 million and $2.5 million for the three and nine months ended September 30, 2022, respectively, and $0.4 million and $1.3 million for the three and nine months ended September 30, 2021.
(5) Includes Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.
(6) Adjusted Earnings calculations exclude non-cash GAAP amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings in future periods.
(7) Primarily includes asset impairments and credits the Company does not consider a part of its ongoing operations of ($0.2) million and $2.5 million for the three months ended September 30, 2022 and 2021, respectively, and $3.8 million and $10.9 million for the nine months ended September 30, 2022 and 2021, respectively. Includes legal settlements of $2.5 million and $3.0 million for the three and nine months ended September 30, 2021, respectively. There were no legal settlements for the three and nine months ended September 30, 2022.
(8) Adjusted Earnings calculations exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs"). Under GAAP, Newmark recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold.
(9) The components of non-cash, non-dilutive, non-economic items are as follows (in millions):

	Three Months Ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Nasdaq Impact	$—	$(73.2)	$87.5	$(1,167.7)
Realized gain on investment	—	(27.8)	—	(27.8)
Unrealized (gain)/loss on marketable securities	0.3	—	0.3	—
(Gains)/losses on non-marketable securities	—	—	14.0	(2.5)
Asset impairment	—	(0.2)	—	12.2
	$0.3	$(101.2)	$101.8	$(1,185.8)
(10) Excludes the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.
(11) Includes a reduction for dividends on preferred stock or exchangeable preferred partnership units of $0.0 million and $6.2 million for the three and nine months ended September 30, 2021. (See Note 1 — “Organization and Basis of Presentation” in the Company's most recently filed Form 10-Q or Form 10-K")

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NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP net income available to common stockholders	$27,964	$128,548	$76,848	$601,398
Adjustments:
Net income attributable to noncontrolling interests (1)	9,946	34,707	23,572	191,627
Provision for income taxes	13,294	53,811	35,723	206,572
OMSR revenue (2)	(27,386)	(33,644)	(88,357)	(88,174)
MSR amortization (3)	28,703	20,103	80,499	57,854
Other depreciation and amortization (4)	15,655	8,780	38,259	22,950
Equity-based compensation and allocations of net income to limited partnership units and FPUs (5)	44,088	33,963	102,974	315,743
Other adjustments (6)	81	3,262	7,492	15,264
Other non-cash, non-dilutive, non-economic items and Nasdaq (7)	284	(85,271)	101,468	(982,049)
Interest expense	9,877	10,276	29,994	30,891
Adjusted EBITDA ("AEBITDA")	$122,506	$174,536	$408,472	$372,076
(1) Primarily represents Cantor and/or BGC’s pro-rata portion of Newmark's net income and the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.
(2) Non-cash gains attributable to originated mortgage servicing rights.
(3) Non-cash amortization of mortgage servicing rights in proportion to the net servicing revenue expected to be earned.
(4) Includes fixed asset depreciation and impairment of $12.2 million and $6.4 million for the three months ended September 30, 2022 and 2021, respectively, and $27.3 million and $16.4 million for the nine months ended September 30, 2022 and 2021, respectively. Also includes intangible asset amortization and impairments related to acquisitions of $3.5 million and $2.4 million for the three months ended September 30, 2022 and 2021, respectively, and $10.9 and $6.5 for the nine months ended September 30, 2022 and 2021, respectively.
(5) Please refer to Footnote 3 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of "Equity-based compensation and allocations of net income to limited partnership units and FPUs".
(6) The components of other adjustments are as follows (in millions):

	Three Months Ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Severance charges	$—	$0.2	$—	$2.0
Assets impairment not considered a part of ongoing operations	(0.4)	2.7	5.0	11.9
Commission charges related to non-GAAP gains attributable to OMSR revenues and others	0.5	0.4	2.5	1.3
	$0.1	$3.3	$7.5	$15.2
(7) Please refer to Footnote 9 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of Other non-cash, non-dilutive, non-economic items.

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NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Common stock outstanding	177,231	199,412	183,311	189,316
Limited partnership units	33,742	—	30,947	—
Cantor units	24,663	—	24,648	—
Founding partner units	3,097	—	3,303	—
RSUs	2,604	4,697	3,809	3,816
Other	2,132	1,172	2,048	1,188

Fully diluted weighted-average share count for GAAP	243,469	205,281	248,067	194,320

Adjusted Earnings Adjustments:
Common stock outstanding	—	—	—	—
Limited partnership units	—	24,383	—	44,901
Cantor units	—	23,679	—	23,695
Founding partner units	—	4,448	—	4,352
RSUs	—	—	—	—
Other	—	—	—	—

Fully diluted weighted-average share count for Adjusted Earnings	243,469	257,791	248,067	267,268

____________________________________________________________________________________________

NEWMARK GROUP, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)
	September 30,	December 31,
	2022	2021
Cash and cash equivalents	$229,673	$191,332
Marketable securities (1)	1,031	524,569
Repurchase agreements and securities loaned	$—	$(140,007)
Total	$230,704	$575,894

(1) Undrawn availability on the Credit Facility was $600.0 million and $465.0 million as of September 30, 2022 and December 31, 2021, respectively.
____________________________________________________________________________________________

NEWMARK GROUP, INC.
Reconciliation of GAAP pre-tax income to GAAP pre-tax income excluding other income and the 2021 Equity Event
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP income before income taxes and noncontrolling interests ("GAAP pre-tax income")	$51,204	$217,066	$136,143	$999,597
Other income (including the Impact of Nasdaq)	128	(102,720)	101,432	(1,187,322)
2021 Equity Event	—	15,974	—	444,557
GAAP pre-tax income excluding other income and the 2021 Equity Event	$51,332	$130,320	$237,575	$256,832

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ABOUT NEWMARK
Newmark Group, Inc. (Nasdaq: NMRK), together with its subsidiaries (“Newmark”), is a world leader in commercial real estate, seamlessly powering every phase of the property life cycle. Newmark’s comprehensive suite of services and products is uniquely tailored to each client, from owners to occupiers, investors to founders, and startups to blue-chip companies. Combining the platform’s global reach with market intelligence in both established and emerging property markets, Newmark provides superior service to clients across the industry spectrum. Newmark generated revenues of approximately $3.1 billion for the twelve months ending September 30, 2022. Newmark’s company-owned offices, together with its business partners, operate from approximately 180 offices with nearly 6,700 professionals around the world. To learn more, visit nmrk.com or follow @newmark.
DISCUSSION OF FORWARD-LOOKING STATEMENTS ABOUT NEWMARK
Statements in this document regarding Newmark that are not historical facts are "forward-looking statements" that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company's business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark's Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.
MEDIA CONTACT:
Karen Laureano-Rikardsen
+1 212-829-4975
INVESTOR CONTACT:
Jason McGruder
+1 212-829-7124

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